                                 SCHEDULE 14A
                    INFORMATION REQUIRED IN PROXY STATEMENT
                             REG. (S) 240.14a-101.

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement

/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

/X/  Definitive Proxy Statement

/ /  Definitive Additional Materials

/ /  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                            Atria Communities, Inc.
               ------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of filing fee (Check the appropriate box):

/X/  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and O-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined:)

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Account Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                            ATRIA COMMUNITIES, INC.
                            515 WEST MARKET STREET
                                   SUITE 200
                          LOUISVILLE, KENTUCKY 40202


                                                                  April 10, 1997


Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders to be held at 9:00 a.m. on Wednesday, May 21, 1997, at the Hyatt Regency, 320 West Jefferson Street, Louisville, Kentucky.

     The Board of Directors appreciates your interest in the Company. Regardless of whether you plan to attend the meeting, it is important that your shares be represented. Please sign, date and mail the enclosed proxy in the envelope provided at your earliest convenience.

                                    Sincerely,



                                    W. Patrick Mulloy, II
                                    Chief Executive Officer,
                                    President and Director

                            ATRIA COMMUNITIES, INC.
                            515 WEST MARKET STREET
                                   SUITE 200
                          LOUISVILLE, KENTUCKY 40202

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON MAY 21, 1997


To the Stockholders of ATRIA COMMUNITIES, INC.:

     The Annual Meeting of Stockholders of Atria Communities, Inc. will be held on Wednesday, May 21, 1997 at the Hyatt Regency, 320 West Jefferson Street, Louisville, Kentucky, at 9:00 a.m. (EDT), for the following purposes:

     (1) To fix the number of directors at eight and to elect a board of eight directors; and
     (2) To transact such other business as may properly come before the meeting.

     Only stockholders of record at the close of business on March 28, 1997, will be entitled to vote at the meeting and any adjournments thereof.

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES. PLEASE SIGN AND DATE YOUR PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.


                                    W. Patrick Mulloy, II
                                    Chief Executive Officer, President
                                    and Director

                            ATRIA COMMUNITIES, INC.
                            515 WEST MARKET STREET
                                   SUITE 200
                          LOUISVILLE, KENTUCKY  40202
                                (502) 596-7540



                                PROXY STATEMENT

                                      FOR

                        ANNUAL MEETING OF STOCKHOLDERS

                                 MAY 21, 1997

                              GENERAL INFORMATION


     The Annual Meeting of Stockholders (the "Annual Meeting") of Atria Communities, Inc. (the "Company") will be held at 9:00 a.m., EDT on Wednesday, May 21, 1997, at the Hyatt Regency, 320 West Jefferson Street, Louisville, Kentucky. This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the Annual Meeting and at any adjournments thereof.

     Only stockholders of record at the close of business on March 28, 1997, are entitled to vote at the meeting or any adjournments thereof. A list of all stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose reasonably related to the Annual Meeting during ordinary business hours for a period of ten days prior to the Annual Meeting at the Company's principal executive offices at 515 West Market Street, Suite 200, Louisville, Kentucky. At the record date, 15,830,000 shares of the Company's common stock, par value $.10 per share ("Common Stock") were outstanding. Each share of Common Stock entitles the owner to one vote. A majority of the outstanding shares present in person or by proxy is required to constitute a quorum to transact business at the meeting. Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum exists, but as not voted for purposes of determining the approval of any matter submitted to the stockholders for a vote.

     The Company intends to first distribute this Proxy Statement and the materials accompanying it on or about April 10, 1997. The Annual Report of the Company for the year ended December 31, 1996 accompanies this Proxy Statement.

     If the proxy is properly signed, returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the proxy will be voted (1) in favor of the nominees for director named in the Proxy Statement and (2) in the discretion of the proxy holders on such other business as may properly come before the Annual Meeting. A person giving the enclosed proxy has the power to revoke it at any time before it is exercised. However, such revocation must be made in writing and received by the Secretary of the Company at the Company's principal executive offices at 515 West Market Street, Suite 200, Louisville, Kentucky 40202 at or before the time and date of the Annual Meeting. A stockholder may also attend the Annual Meeting and vote in person, in which event any prior proxy given by the stockholder will be automatically revoked.

     The cost of soliciting proxies by the Board of Directors will be borne by the Company. Such solicitation will be made by mail and in addition may be made personally or by telephone by directors, officers and employees of the Company, none of whom will receive additional compensation for these services. The Company's regularly retained investor relations firm, Corporate Communications, Inc., may also solicit proxies by telephone and mail. Forms of proxies and proxy materials will also be distributed through brokers, custodians and other like parties to the beneficial owners of Common Stock. The Company will reimburse such parties for their reasonable out-of-pocket expenses incurred in connection with the distribution.

                             ELECTION OF DIRECTORS

     The Board of Directors recommends that the number of directors be set at eight and that eight directors be elected at the Annual Meeting. The Certificate of Incorporation of the Company provides that the Board of Directors must be composed of not less than three nor more than 15 members, the exact number to be established by the Board of Directors, and further provides for the division of the Board of Directors into three approximately equal classes. At the Annual Meeting, the persons named in the following table will be nominated on behalf of the Board of Directors for election to each of the three classes. The Board has established the classes as follows: two directors in Class I and three directors in each of Class II and Class III. The term of office for Class I directors will expire at the Annual Meeting of Stockholders to be held in 1998, the term of office of Class II directors will expire at the Annual Meeting of Stockholders to be held in 1999, and the term of office of Class III directors will expire at the Annual Meeting of Stockholders to be held in 2000. Each director elected at the Annual Meeting will serve for the term described above or until his or her successor is duly elected and qualified. At each succeeding annual meeting, directors elected to succeed those directors whose terms then expire will be elected for a full term of office to expire at the third succeeding annual meeting of stockholders after their election. The names of the nominees proposed for election as directors in their respective classes, all of whom are presently directors of the Company except for Mr. Schoepf, together with certain information concerning the nominees, are set forth below.

                            NOMINEES FOR DIRECTORS

                        CLASS I - TERM EXPIRING IN 1998

     WILLIAM C. BALLARD JR. (age 56) has served as a director of the Company since May 1996. Mr. Ballard has been a director of Vencor, Inc. ("Vencor") since 1988. Since 1992, Mr. Ballard has been of counsel to the law firm of Greenebaum Doll & McDonald PLLC. From 1981 to 1992, he served as Executive Vice President - Finance and Administration of Humana Inc., a provider of healthcare services. Mr. Ballard is a director of Mid-America Bancorp, United Healthcare Corp., LG&E Energy Corp., Health Care REIT, Inc., and American Safety Razor Inc.
(1)

     PETER J. GRUA (age 42) has served as a director of the Company since August 1996. Since 1992, Mr. Grua has been a principal of HLM Management, an investment management company specializing in entrepreneurial and growth companies. Prior to joining HLM Management, Mr. Grua was a Managing Director of Alex. Brown & Sons Incorporated where he was a research analyst from 1986 to 1992. (1) (2)

                       CLASS II - TERM EXPIRING IN 1999

     SANDRA HARDEN AUSTIN (age 49) has served as a director of the Company since May 1996. During 1994 through 1996, Ms. Austin was a Division President of Caremark International, a provider of healthcare products and services. Ms. Austin served as President and Chief Operating Officer of University of Chicago Hospitals from 1990 to 1993. Ms. Austin is a director of National City Corporation and Ferro Corporation, a multi-specialty chemical manufacturer. (1)
(2)

     THOMAS T. LADT (age 46) has served as a director of the Company since May 1996. Mr. Ladt has served as Executive Vice President, Operations of Vencor since February 1996. From November 1995 to February 1996, he served as President of Vencor's Hospital Division. Mr. Ladt was Vice President of Vencor's Hospital Division from 1993 to November 1995. From 1989 to 1993, Mr. Ladt was a Regional Director of Operations for Vencor. (1)

     R. GENE SMITH (age 62) has served as a director of the Company since May 1996. Mr. Smith has been a director of Vencor since 1985 and Vice Chairman of the Board of Vencor since 1987. From 1987 to 1995, Mr. Smith was President of New Jersey Blockbuster, Ltd., which held the Blockbuster Video franchise for northern New Jersey. Since 1988, Mr. Smith has been Chairman of the Board of Taco Tico, Inc., an operator of Mexican fast-food restaurants. Since 1993, Mr. Smith has been Managing General Partner of Direct Program Services, a provider of direct broadcast satellite television services. (2)(3)

                       CLASS III - TERM EXPIRING IN 2000

     W. BRUCE LUNSFORD (age 49) has served as a director of the Company since May 1996. He is a certified public accountant and attorney. Mr. Lunsford is a founder of Vencor and has served as Chairman of the Board, President and Chief Executive Officer of Vencor since it commenced operations in 1985. Mr. Lunsford is a director of National City Corporation, a bank holding company, Churchill Downs Incorporated, and Res-Care, Inc., a provider of residential training and support services for persons with developmental disabilities and certain vocational training services. (3)

     W. PATRICK MULLOY, II (age 43) has served as the Chief Executive Officer, President and director of the Company since May 1996. From 1994 to 1996, Mr. Mulloy was a member and of counsel to the law firm of Greenebaum Doll & McDonald PLLC. From 1992 to 1994, Mr. Mulloy served as the Secretary of the Finance and Administration Cabinet for the Commonwealth of Kentucky. For over ten years prior to 1992, Mr. Mulloy engaged in the private practice of law in Louisville, Kentucky. Mr. Mulloy has also been actively involved in commercial and multi-family real estate acquisitions and developments. (3)

     ANDY L. SCHOEPF (age 48) has been the Company's Chief Operating Officer since April 1, 1997. Prior to joining the Company, Mr. Schoepf served as President and Chief Executive Officer of American ElderServe Corporation, an operator of assisted living communities.

     The information given in this Proxy Statement concerning the nominees is based upon statements made or confirmed to the Company by or on behalf of such nominees, except to the extent certain information appears in its records. Directors' ages are given as of January 1, 1997.

___________
 (1)  Member of the Audit Committee, of which Mr. Ballard is Chairman.
 (2) Member of the Executive Compensation Committee, of which Mr. Smith is Chairman.
 (3)  Member of the Executive Committee, of which Mr. Lunsford is Chairman.

     SHARES OF COMMON STOCK OF THE COMPANY COVERED BY PROXIES EXECUTED AND RECEIVED IN THE ACCOMPANYING FORM WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF ALL OF THE NOMINEES, UNLESS OTHERWISE SPECIFIED ON THE PROXY. The Board of Directors does not contemplate that any of the nominees will be unable to accept election as a director. However, in the event that one or more nominees are unable or unwilling to accept or are unavailable to serve, the persons named in the proxies or their substitutes will have authority, according to their judgment, to vote or refrain from voting for other individuals as directors.

     As of the date of this Proxy Statement, Vencor owns approximately 63.2% of the Company's Common Stock and, accordingly, will be able to elect all of the directors of the Company. Vencor has indicated its intent to vote for the election as directors of all of the nominees presented in the preceding table.

             CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS

     During 1996, the Board of Directors of the Company held two regular meetings and one special meeting. The Company has an Executive Compensation Committee and an Audit Committee. The Company does not have a nominating or similar committee.

     The Executive Compensation Committee held no meetings in 1996. The functions of the Executive Compensation Committee are to establish annual salary levels, approve fringe benefits and administer any special compensation plans or programs for executive officers of the Company.

     The Audit Committee held one meeting during 1996. The Audit Committee reviews the adequacy of the Company's system of internal controls and accounting practices. In addition, the Audit Committee reviews the scope of the annual audit of the Company's auditors, Ernst & Young LLP, prior to its commencement, and reviews the types of services for which the Company retains Ernst & Young LLP.

                 SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS,
                       DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock by (a) each person known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, (b) each director of the Company, (c) each of the Company's executive officers and (d) all of the Company's directors and executive officers as of January 15, 1997, as a group.

         NAME OF INDIVIDUAL OR                 COMMON STOCK         PERCENT
            NUMBER IN GROUP               BENEFICIALLY OWNED/1,2/  OF CLASS
            ---------------               -----------------------  ---------
Sandra Harden Austin                               5,000/3/           *
William C. Ballard Jr.                            20,500/4/           *
Ralph H. Bellande/5/                               5,674/6/           *
Peter J. Grua                                      5,000/3/           *
Thomas T. Ladt                                    15,035/7/           *
W. Bruce Lunsford                             10,060,000/8/         63.6%
W. Patrick Mulloy, II                             35,090/9/           *
Andy J. Schoepf                                       --/10/          *
R. Gene Smith                                     55,000/11/          *
J. Timothy Wesley                                  6,500/11/          *
Vencor, Inc.                                  10,000,000/12/        63.2%
All executive officers and                    10,207,799/13/        64.5%
directors as a group
(10 persons)

(*)Less than 1%

 (1) Beneficial ownership of shares, for purposes of this Proxy Statement, as determined in accordance with applicable Securities and Exchange Commission rules, includes shares as to which a person has or shares voting power and/or investment power. Except as set forth in the accompanying footnotes, the named persons have sole voting power and sole investment power over the shares beneficially owned by them. Beneficial ownership is given as of January 15, 1997, except as otherwise noted below.
 (2) The number of shares shown does not include the interest of certain persons in shares held by family members in their own right.
 (3) Represents restricted shares of Common Stock. The restrictions lapse in two equal annual installments beginning on August 20, 1997.
 (4) Includes 7,000 shares held in trust for Mr. Ballard's spouse, 4,000 shares held in trust for his children and 5,000 restricted shares of Common Stock. Restrictions on restricted shares lapse in two equal annual installments beginning on August 20, 1997.
 (5) Mr. Bellande was formerly the Chief Operating Officer of the Company. He resigned his position with the Company effective December 24, 1996.
 (6) Includes 5,434 shares held jointly with Mr. Bellande's spouse with respect to which Mr. Bellande shares voting and investment power.
 (7) Includes 35 shares held as custodian for his son and 5,000 restricted shares of Common Stock. Restrictions on restricted shares lapse in two equal annual installments beginning on August 20, 1997.
 (8) Includes 10,000,000 shares held by Vencor, Inc. Mr. Lunsford is Chairman of the Board, President and Chief Executive Officer of Vencor, Inc. Because Mr. Lunsford has authority to direct the voting and disposition of such shares, he may be deemed to beneficially own these shares. Mr. Lunsford disclaims beneficial ownership of these shares. This amount also includes 20,000 restricted shares of Common Stock. Restrictions on restricted shares lapse in two equal annual installments beginning August 20, 1997. Excludes 10,000 shares held in trust for the benefit of his children. Mr. Lunsford's address is 3300 Providian Center, 400 West Market Street, Louisville, Kentucky 40202.
 (9) Includes 350 shares held jointly with Mr. Mulloy's spouse, 360 shares held by his spouse and 380 shares held as custodian for his minor children. With respect to the shares held jointly by his spouse, Mr. Mulloy shares voting and investment power with his spouse. This amount also includes 30,000 restricted shares of Common Stock. Restrictions on restricted shares lapse in two equal annual installments beginning on August 20, 1997.
(10) As part of the acquisition of American ElderServe Corporation by the Company, Mr. Schoepf received 636,487 shares of the Company's Common Stock on April 1, 1997. See "Certain Transactions with Management."
(11) Includes 5,000 restricted shares of Common Stock. Restrictions on restricted shares lapse in two equal annual installments beginning on August 20, 1997.
(12) The ownership given for Vencor, Inc. is based on information contained in the Schedule 13G dated January 28, 1997 filed by Vencor, Inc. with the Securities and Exchange Commission. The address of Vencor, Inc. is 3300 Providian Center, 400 West Market Street, Louisville, Kentucky 40202.
(13) Includes 80,000 restricted shares of Common Stock. The restrictions on restricted shares lapse in two equal annual installments beginning on August 20, 1997.

                REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

     The Executive Compensation Committee of the Board of Directors ("Committee") is composed entirely of outside directors. The Committee is responsible for reviewing and approving the compensation of the Company's executive officers and for determining the general compensation policies of the Company. The Committee also administers the Company's 1996 Stock Ownership Incentive Plan.

                       EXECUTIVE COMPENSATION PHILOSOPHY

     The Company's executive compensation policy is based on principles designed to ensure that an appropriate relationship exists between executive pay and corporate performance, while at the same time motivating, attracting and retaining executive officers. In determining the level and composition of compensation for the executive officers, the Committee considers various corporate and individual performance measures but does not apply any specific quantitative formula in making compensation decisions.

                       EXECUTIVE COMPENSATION COMPONENTS

     The key components of the Company's compensation policy are base salary, an annual incentive award and equity participation. These components are administered with the goal of providing total compensation that is competitive in the marketplace, rewards successful financial performance and aligns executive officers' interests with those of the Company's stockholders. The Committee reviews each component of executive compensation on an annual basis.

     BASE SALARY. For 1996, base salaries for the executive officers were separately negotiated with the Company prior to the Company's initial public offering and were not established by the Committee. Base pay increases are established by the Committee based on an evaluation of each executive's performance, as well as the performance of the Company as a whole. The Committee also considers the success of the executive officers in developing and executing the Company's strategic plans, developing management employees and exercising leadership. The Committee believes that executive officer base salaries for 1996 were slightly lower than the average base salaries paid by companies in its industry.

     ANNUAL INCENTIVE. Bonus payments to executive officers for 1996 were based on a combination of the Company's performance and the individual officer's achievement of pre-established performance goals. Performance bonuses for 1996 were capped at one-third of the base salary for the Chief Executive Officer and one-quarter of the base salary for all other executive officers. The Committee believes that a significant proportion of total cash compensation for executive officers should be subject to the attainment of specific Company performance criteria. This approach creates a direct incentive for executive officers to achieve desired performance goals and places a significant percentage of each executive officer's compensation at risk. Consequently, at the beginning of each year, the Committee establishes potential bonuses for executive officers based on the Company's achievement of certain performance criteria.

     EQUITY PARTICIPATION THROUGH OPTIONS AND RESTRICTED STOCK. The Committee believes that equity participation is a key component of its executive compensation policy. The use of stock based awards provides a long-term link between the results achieved for the Company's stockholders and the rewards provided to executive officers. Stock options and other stock based awards are granted to executive officers primarily based on the officer's actual and potential contribution to the Company's growth and profitability. These awards are designed to retain executive officers and motivate them to enhance stockholder value by aligning the financial interests of executive officers with those of the Company's stockholders. Stock options, in particular, provide an effective incentive for management to create stockholder value over the long term since the full benefit of the options cannot be realized unless an appreciation in the price of the Company's Common Stock occurs over a number of years.

     Options to purchase 310,000 shares of the Company's Common Stock were granted to the Company's three executive officers in 1996 with an exercise price equal to the fair market value of the underlying Common Stock at the date of grant ($10.00). To encourage long-term performance, these options vest cumulatively in four annual installments of 25% and expire ten years from the date of grant. The Committee also authorized grants of shares of restricted stock to the executive officers providing for the issuance of 50,000 shares of the Company's Common Stock. Restrictions on the shares of restricted stock lapse in two equal annual installments, beginning on the first anniversary of the Company's initial public offering.

     The Committee granted these options and restricted stock in recognition of the significant efforts expended by management to consummate the initial public offering. The Committee granted these awards based on its judgment that the awards are appropriate and desirable considering these executive officers' actual and potential contribution to the Company. The assessment of actual and potential contribution was based on the Committee's subjective evaluation of each executive officer's ability, skills, efforts and leadership.

                    COMPENSATION OF CHIEF EXECUTIVE OFFICER

     The base salary of W. Patrick Mulloy, II, President, Chief Executive Officer and director, was negotiated with the Company prior to its initial public offering. For services rendered in 1996, Mr. Mulloy received an annual base salary of $180,000 or $127,500 for the eight and one- half months he was employed with the Company. The Committee believes that this base salary was below the average base salaries paid to chief executive officers of companies included in the Company's industry. Mr. Mulloy received a $60,000 bonus based on the Company achieving certain earnings per share goals established by the Committee and Mr. Mulloy's efforts and leadership in implementing the Company's growth strategy. Mr. Mulloy also was awarded options to purchase 200,000 shares of the Company's Common Stock and 30,000 shares of restricted stock in 1996. The Committee determined the number of options and shares of restricted stock granted to Mr. Mulloy based on its judgment that these awards were appropriate and desirable in light of his actual and potential contribution to the Company, particularly with respect to his efforts to achieve a successful initial public offering. The assessment of actual and potential contribution was based on the Committee's subjective evaluation of Mr. Mulloy's abilities, skills, efforts and leadership.

                   OMNIBUS BUDGET RECONCILIATION ACT OF 1993

     Under the Omnibus Budget Reconciliation Act of 1993 ("OBRA"), publicly held companies may not deduct compensation paid to certain executive officers to the extent that such compensation exceeds $1 million in any year for each such officer. The Company will continue its efforts to preserve tax deductibility of compensation where it is reasonable and feasible to do so.

                              EXECUTIVE COMPENSATION COMMITTEE
                              R. Gene Smith, Chairman
                              Sandra Harden Austin
                              Peter J. Grua

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table sets forth the compensation paid by the Company to each of the Company's three executive officers, including the Chief Executive Officer and President, (collectively, the "named executive officers") during 1996.

                          SUMMARY COMPENSATION TABLE


                                                    Annual Compensation         Long-Term Compensation
                                                  -----------------------      -------------------------
                                                                               Restricted       Options          All
Name and                                                                         Stock          (No. of         Other
Principal Positions                       Year      Salary/1/     Bonus/2/      Awards/3/       Shares)      Compensation
----------------------------------------  ----     ----------     ---------    -----------     ----------    ------------
W. Patrick Mulloy, II                     1996      127,500       $  60,000    $   337,500        200,000              --
Chief Executive Officer and
 President

Ralph H. Bellande/4/                      1996     $153,779/5/    $  34,780/6/ $   168,750/4/  $   75,000/4/    $ 149,097/7/
Chief Operating Officer

J. Timothy Wesley                         1996     $ 60,000       $  22,500    $    56,250     $   35,000             --
Chief Financial Officer, Vice President
 of Development and Secretary
----------

(1) Except as otherwise specified below, these amounts represent cash compensation paid to these named executive officers for approximately eight months of service with the Company.
(2) Except as otherwise specified below, the amounts shown represent cash bonuses awarded under the Company's 1996 Stock Ownership Incentive Plan which were based on the Company's profitability.

(3) The restrictions on the restricted shares will lapse in two equal annual installments beginning on August 20, 1997, the first anniversary of their grant date. These amounts were calculated based on the closing market value of the Common Stock on the date of grant. As of December 31, 1996, the following number of restricted shares were held by the named executive officers: Mr. Mulloy--30,000 shares and Mr. Wesley--5,000 shares. The restricted shares granted to Mr. Bellande were forfeited upon his resignation. See footnote 4. The market values of the restricted shares held by the named executive officers at December 31, 1996 were as follows:
     Mr. Mulloy--$307,500 and Mr. Wesley--$51, 250.   The market value of the
     Common Stock was $10.25 per share as of December 31, 1996 (the last trading date in 1996) based on the closing price per share on the National Association of Security Dealers - National Market System. If the Company were to declare a dividend on the Common Stock, any such dividend would also be paid on the restricted shares.
(4) Mr. Bellande resigned his position with the Company effective December 24, 1996. Pursuant to the terms of his option agreement and restricted shares agreement, all stock options and restricted shares were forfeited as of the effective date of his resignation.
(5) Mr. Bellande was employed by the Company or a subsidiary of the Company for all of 1996 until his resignation on December 24, 1996. As such, his salary represents nearly a full year of service.
(6) Represents a bonus paid to Mr. Bellande by a subsidiary of the Company prior to the time such subsidiary was owned by the Company.
(7) Represents a $50,000 severance payment made to Mr. Bellande in connection with his resignation from the Company, $18,173 in accrued vacation pay distributed in connection with his resignation, and $80,924 in relocation expenses paid to Mr. Bellande by a subsidiary of the Company prior to the time such subsidiary was owned by the Company.

                           COMPENSATION OF DIRECTORS

     During 1996, directors not employed by the Company received $500 for each board meeting they attended. Non-employee directors also received $250 for each committee meeting they personally attended. In addition, non-employee directors received a $750 retainer for each calendar quarter they served as a director. Directors are reimbursed for reasonable out-of-pocket expenses incurred in attending Board meetings.

     Directors not employed by the Company receive options to purchase Common Stock pursuant to the Company's Non-Employee Directors 1996 Stock Incentive Plan (the "Directors Plan"). On each August 20, the Company will issue to each of the Company's non-employee directors an option to purchase 1,000 shares of Common Stock. In addition, each new non-employee director will be granted an option to purchase 10,000 shares of Common Stock on the date of his or her election to the Board of Directors. The exercise price of these options will be equal to the fair market value of the Common Stock on the date of grant and will become exercisable in four equal annual installments, beginning on the first anniversary of the date of grant.

     In addition to the annual grants, the Directors Plan provided for an initial, one-time grant of 5,000 and 20,000 restricted shares of Common Stock to each non-employee director and the Chairman of the Board, respectively. The restrictions on all such shares lapse in two equal annual installments beginning on August 20, 1997, the first anniversary of their date of grant. The Directors Plan also provided for an initial, one time grant of options to purchase 10,000 shares of Common Stock at the initial public offering price of $10 per share to each non-employee director and an option to purchase 80,000 shares at the initial public offering price for the Chairman of the Board. These options become exercisable in four equal annual installments, beginning on August 20, 1997, the first anniversary of their grant date.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information concerning options to purchase shares of the Company's Common Stock granted in 1996 to the Company's named executive officers.

                             Number of            % of Total
                             Underlying            Options                                      Grant
                             Securities           Granted to                                     Date
                             Underlying           Employees     Exercise Price  Expiration      Present
Name                     Options Granted/1/        in 1996       per Share/2/      Date         Value/3/
-----------------------  ------------------       ---------      ------------      ----         --------
W. Patrick Mulloy, II          200,000                49%             $10.00      8/20/06      $1,338,000
Ralph H. Bellande/4/            75,000                18%             $10.00      8/20/06      $  501,750
J. Timothy Wesley               35,000                9%              $10.00      8/20/06      $  234,150

---------------

(1) All options shown in the above table become exercisable in four equal annual installments, beginning on August 20, 1997. All options become fully exercisable upon a change in control of the Company.
(2) All options were granted at the initial public offering price of the Common Stock on August 20, 1996. The exercise price and any tax withholding obligations related to exercise may be paid by delivery of shares of Common Stock.
(3) The Company used the Black-Scholes model of option valuation to determine grant date present value. The present value calculation for the options granted on August 20, 1996 is based on, among other things, the following assumptions: (a) a .50 expected volatility factor, (b) a 6.50% risk-free interest rate, (c) no dividend yield, and (d) expected term of nine years. The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option. There is no assurance that the value, if any, realized by the option holder will be at or near the value estimated under the Black-Scholes model.
(4) Mr. Bellande resigned his position with the Company effective December 24, 1996. Pursuant to the terms of his option agreement, the stock options granted to Mr. Bellande were forfeited as of the effective date of his resignation.

                         OPTION EXERCISES AND HOLDINGS

     The following table sets forth information with respect to the Company's named executive officers concerning options held as of December 31, 1996. No options were exercisable by the named executive officers during 1996.

                       AGGREGATE YEAR-END OPTION VALUES

                                                        Value of Unexercised
                            Number of Unexercised           In-the-Money
                             Options at 12/31/96       Options at 12/31/96/1/
                             -------------------     --------------------------
         Name            Exercisable  Unexercisable  Exercisable  Unexercisable
         ----            -----------  -------------  -----------  -------------
W. Patrick Mulloy, II            --        200,000            --        $50,000
Ralph H. Bellande/2/             --             --            --             --
J. Timothy Wesley                --         35,000            --        $ 8,750

-------------

(1) These amounts were calculated by subtracting the exercise price from the market value of the underlying Common Stock as of year-end. The market value of the Common Stock was $10.25 per share as of December 31, 1996 (the last trading date in 1996) based on the closing price per share on the National Association of Security Dealers - National Market System.
(2) Mr. Bellande resigned his position with the Company effective December 24, 1996. Pursuant to the terms of his option agreement, the stock options granted to Mr. Bellande were forfeited as of the effective date of his resignation.

                               PERFORMANCE GRAPH

     The following graph summarizes the cumulative total return to holders of the Company's Common Stock from August 20, 1996 to December 31, 1996, compared to the cumulative total return on the NASDAQ Stock Market and the S&P SmallCap 600 Index. The Company completed its initial public offering of Common Stock on August 20, 1996.





                                  August 20, 1996  December 31, 1996
                                  ---------------  -----------------

       Atria Communities, Inc.         $100               $103
       NASDAQ                          $100               $113
       S&P SmallCap 600                $100               $112

     The Company has elected to compare its performance with the S&P SmallCap 600 Index since these companies generally have similar market capitalization to the Company. Due to the limited number of publicly by held companies exclusively engaged in the assisted living industry, the Company does not believe that a meaningful peer group of companies currently exists.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     As of January 15, 1997, the following persons served on the Executive Compensation Committee of the Company's Board of Directors: R. Gene Smith, Sandra Harden Austin and Peter J. Grua. From May 1996 through January 15, 1997, Mr. Smith, Ms. Austin and Thomas T. Ladt served as the members of the Executive Compensation Committee. None of the members of the Executive Compensation Committee are employees of the Company.

                     CERTAIN TRANSACTIONS WITH MANAGEMENT

     William C. Ballard Jr. is of counsel to the firm of Greenebaum Doll & McDonald PLLC, which provided legal services to the Company in 1996 and will provide legal services to the Company in 1997. Prior to joining the Company, Mr. Mulloy was a member of Greenebaum Doll & McDonald PLLC.

     On April 1, 1997, the Company completed its acquisition of American ElderServe Corporation ("American ElderServe"), an Atlanta based operator of assisted living communities in the southeast portion of the United States, for a combination of stock and cash plus debt assumption valued at approximately $30.5 million (the "American Elderserve Acquisition"). Andy L. Schoepf, the Chief Operating Officer of the Company and nominee for director, was a 50% shareholder in American ElderServe and was serving as its President and Chief Executive Officer at the time of the acquisition. In connection with the American Elderserve Acquisition, Mr. Schoepf received 636,487 shares of Common Stock, including certain demand registration rights with respect to such Common Stock. In addition, the Company agreed to nominate a person selected by Mr. Schoepf as a nominee for the Board of Directors and obtain the approval of Vencor to vote its shares of Common Stock in favor of such nominee, until such time as Mr. Schoepf holds less than 400,000 shares of Common Stock.

     Simultaneously with the closing of the American ElderServe Acquisition, the Company entered into a joint venture development agreement. Under this agreement, the Company owns 10% and George A. Schoepf, former Executive Vice President of American ElderServe and the brother of Andy L. Schoepf, owns 90% of a newly formed development company. The new development company has the exclusive right to develop assisted living communities for the Company in an 11 state region in the southeast United States. The Company has agreed that the development company will develop at least 15 communities in the southeast region over the next three years. The Company will have first option to purchase any such developed community at the lesser of its fair market value or the costs to develop and operate such community up to the time of purchase plus the sum of $666,666. The Company may exercise its option to purchase such a community only after the community's operations become profitable as defined by the development agreement. In connection with the development of such communities, the Company has agreed to fund all construction costs of the development company through the use of its $200 million bank credit facility (the "Credit Facility"). Such communities will secure the borrowings under the Credit Facility. The Company will manage these communities from the date they commence operations and has agreed to fund operating losses of these communities through the use of its Credit Facility. George A. Schoepf will serve as President and Chief Executive Officer of the development company.

                       CERTAIN TRANSACTIONS WITH VENCOR

     In May, 1996, the Company was incorporated as a wholly-owned subsidiary of Vencor. In connection with the Company's initial public offering on August 20, 1996 (the "Offering"), the Company and Vencor entered into the following agreements to provide for the transition of the Company from a wholly-owned subsidiary of Vencor to a separate company. As of the date of this Proxy Statement, Vencor owns approximately 63.2% of the Company's Common Stock.

     Incorporation Agreement. Prior to the completion of the Offering, Vencor transferred to the Company, or caused its respective subsidiaries or affiliates to transfer to the Company, their respective interests in various communities pursuant to the terms of an Incorporation Agreement. The Company assumed all the communities' liabilities in accordance with the Incorporation Agreement. Except as expressly set forth in the Incorporation Agreement, no party made any representation or warranty as to the assets, businesses or liabilities transferred or assumed as part of the separation, as to any consents or approvals required in connection therewith, as to the value or freedom from counterclaim with respect to any claim of any party, or as to the legal sufficiency of any assignment, document or instrument delivered to convey title to any asset transferred. Except as expressly set forth in the Incorporation Agreement, all assets were transferred on an "as is," "where is" basis, and the Company agreed to bear the economic and legal risks that the conveyance was insufficient to vest in the Company good and marketable title, free and clear of any security interest or adverse claim.

     The Company has indemnified Vencor and its subsidiaries against certain losses, claims, damages or liabilities including those arising out of: (i) any inaccurate representation or breach of warranty under the Incorporation Agreement; and (ii) any indebtedness, lease, contract or other obligation referred to in the Incorporation Agreement. The Company also indemnified Vencor, as a controlling person, against any loss, claim, damage or liability arising out of the Offering, except for losses, claims, damages or liabilities arising from information supplied in writing by Vencor for inclusion in the prospectus used for the Offering. Vencor indemnified the Company and its subsidiaries with respect to any inaccurate representation or breach of warranty under the Incorporation Agreement. The Company paid Vencor $150,000 for legal and accounting assistance provided to the Company in connection with the Offering.

     Administrative Services Agreement.   The Company and Vencor entered into an
Administrative Services Agreement pursuant to which Vencor provides certain administrative services to the Company. The Administrative Services Agreement is a one-year agreement which may be terminated by the Company at any time upon 30 days' written notice to Vencor. Some of the services provided to the Company by Vencor include finance and accounting, human resources, risk management, legal support, market planning and information systems support. The Company, however, may extend the Administrative Services Agreement after the first year on a month-to-month basis or for up to one additional year. In such case, Vencor or the Company may terminate the Administrative Services Agreement upon 60 days' written notice. During 1996, the Company paid Vencor approximately $620,000 for these services. In subsequent years, the Company will pay Vencor approximately $660,000 per year for such services. The Company or Vencor may agree to increase or decrease the services to be provided in accordance with the Administrative Services Agreement, if needed.

     Services Agreements and Sublease Agreement. The Company and subsidiaries of Vencor entered into Services Agreements relating to seven communities which are contiguous to Vencor facilities. The Services Agreements pertain to the sharing of costs relating to maintenance and lawn services, marketing, food services, general office, housekeeping and emergency call systems. These Services Agreements may be canceled by either party upon 90 days' prior written notice. The maximum amount that the Company expects to pay Vencor in connection with the Services Agreements is $150,000 per year. The Company and Vencor also entered into a two-year Sublease Agreement covering approximately 4,000 square feet of office space used for the Company's headquarters located in Louisville, Kentucky at an annual rental of $48,300. The Company paid Vencor approximately $18,000 in rent during 1996.

     New Pond Lease.   New Pond Village Associates, a partnership owned by
subsidiaries of Vencor ("New Pond"), leases the New Pond Village Retirement Center to Atria pursuant to the terms of a lease which is intended to be categorized as a finance lease for financial and tax accounting purposes. The lease has a term of 99 years, unless earlier terminated. Under the lease, the Company pays no rent as such, but is obligated to pay all ad valorem property taxes, insurance, utilities and all payments required to be made on the indebtedness secured by the leased property. New Pond is obligated to use its reasonable best efforts to obtain the requisite zoning and consent of the holder of the mortgage on the leased property to the conveyance of the leased property to the Company. At such time as such conveyance occurs, the Company will assume the indebtedness secured by the mortgage on the leased property.

     Guaranty Fee Agreement.   Vencor and the Company entered into a Guaranty
Fee Agreement prior to completion of the Offering. The Guaranty Fee Agreement provides that the Company will pay to Vencor a fee equal to 1.5% of the average outstanding sum of the principal balance of all debts, letters of credit or obligations of the Company which are guaranteed by Vencor. In connection with the Credit Facility, Vencor guaranteed up to $100 million in the first year following the Offering, declining to $75 million, $50 million and $25 million in each respective year thereafter. During 1996, the Company did not incur any costs related to Vencor's guarantee.

     Redding Lease.   The Company leases certain real estate in Redding,
California from Vencor pursuant to a lease categorized as a finance lease for financial and tax accounting purposes. The lease has a term of 99 years, unless earlier terminated. Under the lease, the Company pays $1.00 per year rent and will be obligated to pay all ad valorem property taxes, insurance and utilities relating to the leased property. The lease also requires Vencor to use its reasonable best efforts to obtain the requisite approval for the subdivision of a larger parcel of which the leased property is a part. If and when such approval is received, Vencor will convey the property to the Company for $1.00.

     Registration Rights Agreement.   The Company granted demand and incidental
registration rights to Vencor for the registration of shares of Common Stock owned by Vencor under the Securities Act of 1933. Four demand registrations are permitted. The Company will pay the fees and expenses of two demand registrations and the incidental registrations, while Vencor will pay all underwriting discounts and commissions. The registration rights expire five years from the completion of the Offering and are subject to certain conditions and limitations, including the right of underwriters to limit the number of shares owned by Vencor included in such registration.

     Voting Agreement. Vencor entered into a Voting Agreement pursuant to which it agrees to vote all of its shares of Common Stock at any meeting at which directors are elected in favor of the election of independent directors so that after such election, if such persons are elected, there will be at least two independent directors. The Voting Agreement will continue in effect for five years from the date of the Offering so long as Vencor beneficially owns 30% or more of the Common Stock.

     Tax Sharing Agreement.   Vencor and the Company have entered into a Tax
Sharing Agreement which generally provides for the manner in which the parties will bear taxes for the period between the Company's organization and the sale by the Company of the Common Stock pursuant to the Offering, and income tax deficiencies/refunds resulting from future audit adjustments. The Company will be required to pay Vencor an amount equal to the excess of the income tax liability which the Company would have for the short period over the amount which the Company has previously paid (or been charged with by Vencor) with respect to such taxes.

     If additional taxes must be paid by the Company or Vencor as a result of an adjustment made by a tax regulatory authority and as a result of that adjustment the other party would obtain an offsetting tax benefit, the party obtaining the tax benefit pays an amount equal to the additional tax to the party whose income tax liability was increased. Likewise, if income taxes are reduced as a result of an adjustment made by a tax regulatory authority and as a result of that adjustment the other party would suffer an offsetting tax detriment, the party whose taxes were reduced pays that amount to the other party. The Tax Sharing Agreement also contains provisions dealing with challenging adjustments made by tax regulatory authorities, who will bear the expenses of any such challenge and cooperation between the parties.

     Borrowing From Vencor. A subsidiary of the Company is indebted to Vencor in the amount of $14 million as of December 31, 1996. The indebtedness is evidenced by a promissory note in favor of Vencor, bears interest at a rate equal to the floating prime rate of National City Bank, Kentucky plus 1.0%, payable quarterly, and the principal amount is due on August 20, 1997. The promissory note may be prepaid without premium or penalty. The interest costs incurred by the Company in connection with the promissory note aggregated $482,000 for 1996.

     Additional Capital Contribution by Vencor.   In connection with the Credit
Facility, Vencor contributed $4.3 million in cash to the Company before the completion of the Offering. The Company's policy provides that transactions between the Company and its officers, directors, principal stockholders and their affiliates will be on terms no less favorable to the Company than could be obtained from unrelated third parties and any such transactions will be approved by a majority of the disinterested members of the Board of Directors. Although the Company was a wholly-owned subsidiary of Vencor at the time it entered into the above described transactions, the Company believes that the terms of such agreements are no less favorable than terms which could be obtained from an unrelated third party.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the
Company's directors and executive officers and persons who own more than 10% of the Company's Common Stock to file initial stock ownership reports and reports of changes in ownership with the Securities and Exchange Commission. Based on a review of these reports and on written representations from the reporting persons that no other reports were required, the Company believes that applicable Section 16(a) reporting requirements were complied with for all transactions which occurred in 1996.

                             INDEPENDENT AUDITORS

     The firm of Ernst & Young LLP, Louisville, Kentucky, has been retained by the Company as independent auditors to audit the financial statements of the Company. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will be afforded the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

     Any stockholder proposal intended to be presented at the next Annual Meeting of Stockholders must be received by the Company by December 12, 1997 in order to be considered for inclusion in the Company's proxy materials for such meeting.

                                 OTHER MATTERS

     The only matters to be considered at the Annual Meeting or any adjournment thereof, so far as known to the Board of Directors, are those set forth in the Notice of Meeting and routine matters incident to the conduct of the Annual Meeting. However, if any other matters should properly come before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy, or their substitutes, to vote said proxy in accordance with their judgment in such matters.

                                 By Order of the Board of Directors,



                                 W. Patrick Mulloy, II
                                 Chief Executive Officer, President and
                                 Director


Louisville, Kentucky
April 10, 1997

                                                                    [Proxy Card]
                                                                    [FRONT]

                            ATRIA COMMUNITIES, INC.
               PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
                 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
                                 MAY 21, 1997

   The undersigned hereby appoints W. Patrick Mulloy, II and J. Timothy Wesley, and each of them, his or her attorneys and agents, with full power of substitution to vote as Proxy for the undersigned, as herein stated, at the Annual Meeting of Stockholders of Atria Communities, Inc. to be held at the Hyatt Regency, 320 West Jefferson Street, Louisville, Kentucky, on Wednesday, May 21, 1997, at 9:00 a.m. (EDT), and at any adjournments thereof, according to the number of votes the undersigned would be entitled to vote if personally present on the proposal set forth below and in accordance with their discretion on any other matters that may properly come before the meeting or any adjournments thereof.

   The Board of Directors recommends a vote FOR the following proposal:

1. ELECTION OF DIRECTORS

   FOR [ ] the election of William C. Ballard Jr. and Peter J. Grua as Class I Directors; Sandra Harden Austin, Thomas T. Ladt and R. Gene Smith as Class II Directors; and W. Bruce Lunsford, W. Patrick Mulloy, II and Andy L. Schoepf as Class III Directors, or WITHHOLD AUTHORITY [ ] to vote for all nominees in such election. INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME ABOVE.

                                                                    [PROXY CARD]
                                                                          [BACK]




    THE SHARES COVERED BY THIS PROXY WILL                       PLEASE FILL IN,
       BE VOTED AS SPECIFIED.  IF NO                            DATE, SIGN AND
      SPECIFICATION IS MADE, THE PROXY                          RETURN THIS
       WILL BE VOTED IN FAVOR OF THE                            PROXY IN THE
            FOREGOING PROPOSAL.                                 ACCOMPANYING
                                                                ENVELOPE.


                                               Dated:________________, 1997


                                               ---------------------------------
                                                          Signature


                                               ---------------------------------
                                                          Signature
                                                       (if held jointly)

                                               Signatures of stockholders should
                                               correspond exactly with the names
                                               shown on the proxy card.
                                               Attorneys, trustees, executors,
                                               administrators, guardians and
                                               others signing in a
                                               representative capacity should
                                               designate their full titles.

                                       2